For Use in France

Exhibit (d)(1)(H)

JDS UNIPHASE CORPORATION

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

The Participant has been granted an award of Restricted Stock Units (the “Award”) pursuant to the JDS Uniphase Corporation Amended and Restated 2003 Equity Incentive Plan for Employees in France (the “French Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Common Stock, as follows:

Participant:	Employee ID:

Grant Date:	Grant No.:

Number of Restricted Stock Units:	, subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date:	For each Restricted Stock Unit, except as otherwise provided by the Restricted Stock Units Agreement, the date on which such unit becomes a Vested Unit in accordance with the Vesting Schedule set forth below.

Local Law:	The laws, rules and regulations of France, of which the Participant is a resident or otherwise subject to the laws of France.

Vested Units:	Except as provided by the Restricted Stock Units Agreement and provided that the Participant’s service has not terminated prior to the relevant date, the number of Vested Units shall cumulatively increase on each respective date as set forth in the Vesting Schedule provided below:

Vesting Schedule:

The Restricted Stock Units will vest in accordance with the following schedule:

No portion of the Award will vest prior to the second anniversary of the Grant Date. All of the Units subject to the Award shall vest on the second anniversary of the Grant Date.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the French Plan and the Restricted Stock Units Agreement, both of which are made a part of this document. The Participant acknowledges that copies of the French Plan, Restricted Stock Units Agreement and the prospectus for the French Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the French Plan and Restricted Stock Units Agreement, and hereby accepts the Award subject to all of their terms and conditions.

It is intended that Restricted Stock Units granted under this notice and the Restricted Stock Units Agreement shall qualify for the favorable tax and social insurance treatment applicable under Articles L.225-197-1 to L.225-197-5 of the French Commercial Code as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. Any provision included in the French Plan or any other document evidencing the terms and conditions of the French Plan that would contravene any substantive provision set out in Articles L.225-197-1 to L.225-197-5 of the French Commercial Code shall not apply to Participants who are residents of France.

JDS UNIPHASE CORPORATION	PARTICIPANT

By:
Signature
Its:
Date

Address:	430 N. McCarthy Blvd.
Milpitas, CA 95035 USA
Address

ATTACHMENTS:	2003 Equity Incentive French Plan, as amended to the Grant Date; Restricted Stock Units Agreement and Plan Prospectus

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For Use in France

JDS UNIPHASE CORPORATION

RESTRICTED STOCK UNITS AGREEMENT

(For French Participants)

JDS Uniphase Corporation has granted to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the JDS Uniphase Corporation 2003 Equity Incentive Plan and the JDS Uniphase Corporation 2003 Equity Incentive Plan for Employees in France (collectively, the “French Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement, the French Plan and a prospectus for the French Plan (the “Plan Prospectus”) in the form most recently prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the French Plan, (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the French Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Grant Notice, this Agreement or the French Plan.

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the French Plan.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. CERTAIN CONDITIONS OF THE AWARD.

2.1 Compliance with Local Law. The Participant agrees that the Participant will not acquire shares of Common Stock pursuant to the Award or transfer, assign, sell or otherwise deal with such shares except in compliance with Local Law.

2.2 Employment Conditions. In accepting the Award, the Participant acknowledges that:

(a) Any notice period mandated under Local Law shall not be treated as service for the purpose of determining the vesting of the Award; and the Participant’s right to receive shares in settlement of the Award after termination of service, if any, will be measured by the date of termination of the Participant’s active service and will not be extended by any notice period mandated under Local Law. Subject to the foregoing and the provisions of the French Plan, the Company, in its sole discretion, shall determine whether the Participant’s service has terminated and the effective date of such termination.

(b) The vesting of the Award shall cease upon, and no Units shall become Vested Units following, the Participant’s termination of service for any reason except as may be explicitly provided by the French Plan or this Agreement.

(c) The French Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the French Plan and this Agreement.

(d) The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

(e) All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(f) The Participant’s participation in the French Plan shall not create a right to further service with the Company (or any Parent or Subsidiary) and shall not interfere with the ability of the Company (or any Parent or Subsidiary) to terminate the Participant’s service at any time, with or without cause.

(g) The Participant is voluntarily participating in the French Plan.

(h) The Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Parent or Subsidiary), and which is outside the scope of the Participant’s employment contract, if any.

(i) The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(j) In the event that the Participant is not an employee of the Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore the Award grant will not be interpreted to form an employment contract with any Parent or Subsidiary.

(k) The future value of the underlying shares is unknown and cannot be predicted with certainty. If the Participant obtains shares upon settlement of the Award, the value of those shares may increase or decrease.

(l) No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares acquired upon settlement of the Award resulting from termination of the Participant’s service (for any reason whether or not in breach of Local Law) and the Participant irrevocably releases the Company and each Parent and Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.

2.3 Data Privacy Consent.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among the Company and each Parent and Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the French Plan.

(b) The Participant understands that the Company (or any Parent or Subsidiary) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the French Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the French Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the French Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon settlement of the Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the French Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the French Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

3. ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement and the French Plan shall be determined by the Plan Administrator. All determinations by the Plan Administrator shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided that such officer has apparent authority with respect to such matter, right, obligation, or election.

4. THE AWARD.

4.1 Grant of Restricted Stock Units. On the Grant Date, the Participant shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 13. Each Restricted Stock Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) Share of Common Stock.

4.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Restricted Stock Units or Shares of Common Stock issued upon settlement of the Restricted Stock Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Parent or Subsidiary) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Parent or Subsidiary) or for its benefit having a value not less than the par value of the Shares of Common Stock issued upon settlement of the Units.

5. GRANT LIMITATION.

(a) No Restricted Stock Units may be granted to Participant who owns 10% or more of the voting power of all classes of stock of the Company.

(b) The number of Restricted Stock Units granted to the Participant under this Agreement shall not exceed 10% of the total number of shares of the Company.

(c) Any Restricted Stock Units granted in violation of this Section shall not be deemed to have been granted.

6. VESTING SCHEDULE/PERIOD OF RESTRICTION.

Except as otherwise provided in this Agreement, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth in the Grant Notice. Restricted Stock Units shall not vest in the Participant in accordance with any of the provisions of this Agreement unless the Participant shall have been continuously employed by the Company or by its French Subsidiary from the Grant Date until the date the Restricted Stock Units are otherwise scheduled to vest. For each Restricted Stock Unit that vests, the Employee will receive one Share, subject to Section 7, below.

7. ADDITIONAL TWO-YEAR HOLDING PERIOD.

Upon satisfaction of the vesting conditions provided in Section 6, except as otherwise decided at the sole discretion of the Committee, the shares issued as payment of the Vested Units may not be sold or otherwise disposed of for an additional period of:

Two years starting from the Vesting Date set forth in the Grant Notice.

Should there be any modifications or amendments of the Local Law that would concern the qualifying conditions for tax and social security preferential treatment, the Committee may modify the Award accordingly.

8. ESCROW OF SHARES ISSUED IN PAYMENT OF VESTED RESTRICTED STOCK UNITS.

(a) To facilitate the two-year holding period for the shares issued as payment of the Vested Units as set forth in Section 7, above, the Company may deliver or cause to be delivered with an escrow holder designated by the Company (the “Escrow Holder”) instructions that the Shares issued as payment of the Vested Units be placed into book entry in the Participant’s name. These Shares shall be held by the Escrow Holder, pursuant to the instructions of the Company, until the holding period requirements set forth in Section 7 expire.

(b) The Escrow Holder shall not be liable for any act it may do or omit to do with respect to holding the Shares issued as payment of the Vested Units in escrow while acting in good faith and in the exercise of its judgment.

(c) When the Shares issued as payment of the Vested Units are released from the holding period pursuant to Section 7, upon written request of the Participant, the Company may direct that the Escrow Holder transfer the released Shares to a broker, designated by the Participant, subject to Section 11, below.

9. COMPANY REACQUISITION RIGHT.

In the event that the Participant’s Continuous Active Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Restricted Stock Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

10. SETTLEMENT OF THE AWARD.

10.1 Issuance of Shares of Common Stock. Subject to the provisions of Section 10.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Common Stock. Shares of Common Stock issued in settlement of Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Sections 6, 7, 10.3, 11 or the Company’s Insider Trading Policy.

10.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all Shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

10.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of United States federal and state law or Local Law with respect to such securities. No Shares of Common Stock may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws, including Local Law, or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

10.4 Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

11. TAX WITHHOLDING.

11.1 In General. Regardless of any action taken by the Company or any Parent or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding obligations (the “Tax Obligations”), the Participant acknowledges that the ultimate liability for all Tax Obligations legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the subsequent sale of shares acquired pursuant to such settlement, or the receipt of any dividends and (b) does not commit to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Participant’s liability for Tax Obligations. The Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Obligations of the Company and any Parent or Subsidiary at the time such Tax Obligations arise. In this regard, the Participant hereby authorizes withholding of all applicable Tax Obligations from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for withholding of all applicable Tax Obligations, if any, by the Company and each Parent or Subsidiary which arise in connection with the Award. The Company shall have no obligation to process the settlement of the Award or to deliver Shares until the Tax Obligations as described in this Section have been satisfied by the Participant.

11.2 Withholding in Shares. Subject to applicable law, including Local Law, the Company shall require the Participant to satisfy the satisfy the Tax Obligations by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Company as of the date on which the Tax Obligations arise, not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates.

12. EFFECT OF CORPORATE TRANSACTION ON AWARD.

In the event of a Corporate Transaction, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, either assume or continue the Company’s rights and obligations with respect to outstanding Restricted Stock Units or substitute for outstanding Restricted Stock Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, a Restricted Stock Unit shall be deemed assumed if, following the Corporate Transaction, the Restricted Stock Unit confers the right to receive, subject to the terms and conditions of the French Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Corporate Transaction was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Restricted Stock Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Corporate Transaction. In the event the Acquiror elects not to assume, continue or substitute for the outstanding Restricted Stock Units in connection with a Corporate Transaction, the vesting of the Restricted Stock Units shall be accelerated in full and the total Number of Restricted Stock Units subject to the Award shall be deemed Vested Units effective as of the date of the Corporate Transaction, and the Award shall be settled in full in accordance with Section 10 immediately prior to the Corporate Transaction, provided that the Participant’s service has not terminated prior to such date. The vesting of Restricted Stock Units and settlement of the Award that was permissible solely by reason of this Section shall be conditioned upon the consummation of the Corporate Transaction.

13. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company, in the event of any change in the Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number of Restricted Stock Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.

14. RIGHTS AS A STOCKHOLDER OR EMPLOYEE.

The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 13.

15. LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law, including Local Law, restrictions on all certificates representing Shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

16. MISCELLANEOUS PROVISIONS.

16.1 Termination or Amendment. The Plan Administrator may terminate or amend the French Plan or this Agreement at any time; provided, however, that except as provided in Section 12 in connection with a Corporate Transaction, no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

16.2 Nontransferability of the Award. Prior to the issuance of Shares of Common Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

16.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

16.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

16.5 Delivery of Documents and Notices. Any document relating to participation in the French Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or a Parent or Subsidiary, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The French Plan documents, which may include but do not necessarily include: the French Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the French Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the French Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 16.5(a) of this Agreement and consents to the electronic delivery of the French Plan documents and Grant Notice, as described in Section 16.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 16.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 16.5(a).

16.6 Integrated Agreement. The Grant Notice, this Agreement and the French Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

16.7 Governing Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California. However, the terms and conditions of this Agreement shall be interpreted pursuant to the relevant articles of the French Commercial Code relating to “free shares” (Articles L225-197-1 to L 225-197-5).

16.8 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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